SpectraScience Announces Strategic Restructuring of Business

SAN DIEGO, October 25, 2010 (Marketwire) – SpectraScience, Inc. (OTCBB:SCIE), a San Diego-based medical device company, today announced that it is undertaking a strategic restructuring of its business. Under this plan, Mark McWilliams, who was recently appointed as the Company’s Chairman of the Board, will serve as interim Chief Executive Officer. Jim Dorst, Chief Financial Officer of the Company, will expand his role, acting also as Chief Operating Officer, responsible for day-to-day oversight of the Company’s operations. The board has created a search committee that will be actively involved in recruiting a full-time Chief Executive Officer.

Letter to the Shareholders from the Board

The Board is committed to refocusing the Company’s efforts on driving sales and building shareholder value. In the past several months, we have performed an extensive evaluation of our technology, our sales and marketing efforts to date, and the markets which we have targeted as growth opportunities. We have also formally reviewed the management’s strategy and record of execution.

We believe that key to long-term value creation for SpectraScience and its shareholders is a clear change of strategy. There must be greater accountability, as well as the investment and deployment of a more appropriate set of resources to deliver the level of execution that we believe is achievable.

Cancer is a terrible disease. There is a real need in the marketplace for better diagnostic and screening technologies. WavSTAT™ is positioned to address that need.  Our technology offers the healthcare market with a unique value proposition. Simply put, it can enable physicians to screen for colon, and in the future esophageal, cancer with greater accuracy. It can enable healthcare providers to reduce costs and increase efficiency. Most important, it can contribute to earlier diagnosis and saving lives.

Fundamental to achieving success in the Company’s refocused business plan is our commitment to allocation of our resources in a more disciplined and focused manner to address the markets we think offer the greatest, and nearest-term opportunities to validate our technology through sales.

We have previously announced several distribution partnerships throughout the European Union. These are all under review. Going forward we will only spend time and resources with partners in markets where there is a clear business case.

We have previously announced a number of clinical studies and clinical trials. These are also under review. A tactical goal is to tighten the focus of clinical studies and trials to those which directly support our new strategy and near-term business interests.

We expect in the coming weeks to provide more specific information relating to these efforts heading into 2011, key milestones that we expect to achieve, as well as new additions to our management and sales team that will help SpectraScience achieve sales and make this coming year the most successful in its history.  By more carefully focusing our efforts and more effectively leveraging existing assets, we believe we can achieve our goals.

SpectraScience is fortunate to have a strong, interested and loyal base of shareholders and team members. Many of these shareholders have been invested in this Company for more than a decade. We are grateful for all of your support and are sensitive to our mandate to maximize shareholder value. We believe that the steps we have taken, and are planning to take in the near term, are foundational in achieving that mandate.

We would also like to thank and recognize Jim Hitchin for having had the vision, determination and perseverance to acquire the SpectraScience assets out of bankruptcy in 2004 and attract the funding needed to drive the company forward in what has proven to be a very difficult environment for every business such as ours.

As of October 25, 2010, SpectraScience had approximately $4.0 million in cash and cash equivalents, and no debt. The Company’s Board of Directors does not expect that it will require any additional working capital to execute its plan for fiscal year 2011.

About WavSTAT™

The WavSTAT™ Optical Biopsy System employs a spectrometry technique called Laser Induced Fluorescence (LIF) to optically illuminate and analyze tissue using a standard biopsy forceps. The WavSTAT System uses an optical fiber to send cool, safe UV laser light into suspected tissue, where the light reflects back to a computer at different frequencies, depending on the type of tissue.  For example, in abnormal tissue, cells fluoresce differently than in healthy tissue and have a different physical “signature” that our system can interpret as either normal or abnormal. This can greatly assist the physician by providing an additional indication, displaying a green light for normal tissue and a red light for abnormal tissue. If the tissue appears abnormal, physicians can also use the WavSTAT System to biopsy the tissue.

About SpectraScience, Inc.

SpectraScience is a San Diego-based medical device company that designs, develops, manufactures and markets spectrophotometry systems capable of determining whether tissue is normal, pre-cancerous or cancerous without physically removing tissue from the body. The WavSTAT™ Optical Biopsy System uses light to optically scan tissue and provide the physician with an immediate analysis. With FDA approval for sale in the U.S. and the CE Mark for the European Union, the WavSTAT System is the first commercially available product that incorporates this innovative technology for clinical use. The Company's LUMA imaging technology has received FDA approval for an optical non-invasive system that is proven to more effectively detect cervical cancer precursors than conventional methods available in the market today.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding SpectraScience’s business plan, potential partnership opportunities, clinical trial efforts, and working capital requirements. These forward-looking statements involve risks and uncertainties that may cause SpectraScience's actual results to differ materially from results discussed in forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, its most recent annual report on Form 10-K and in SpectraScience's other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect SpectraScience's business. These forward-looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-K and other reports.

Contact:

SpectraScience, Inc.
Mark McWilliams, Chairman and Interim Chief Executive Officer
Jim Dorst, Chief Financial Officer and Chief Operating Officer
(858) 405-9933

Hayden Communications
Investor Relations
Todd Pitcher
(858) 518-1387